Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Solar Power, Inc.
Sacramento, CA
We hereby consent to the use in the Prospectus, constituting a part of this Registration Statement No. 333-140023, of our report dated April 5, 2007 (April 17, 2007 as to the eighth and ninth paragraphs of Note 16, April 9, 2007, June 5, 2007, June 8, 2007, June 20, 2007 and June 25, 2003, July 6, 2007, July 25, 2007 and July 31, 2007 as to the seventh, tenth, eleventh, twelfth, thirteenth, fourteenth, fifteenth, and sixteenth paragraphs, respectively, of Note 16, and August 21, 2007 as to the eighth paragraph of Note 1 and Note 17) relating to the consolidated financial statements of Solar Power, Inc. (formerly International Assembly Solutions, Limited), which is contained in that Prospectus. We also consent to the use of our report dated October 30, 2006 (November 15, 2006 as to the fourth paragraph of Note 9) relating to the financial statements of Dale Renewables Consulting, Inc., which is also contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/Macias Gini & O’Connell LLP
Sacramento, California
August 22, 2007